CERTIFICATE OF INCORPORATION
                         OF
           ACE LEGAL COURIER SERVICES, INC.

FIRST.   Name of Corporation shall be:
          ACE LEGAL COURIER SERVICES, INC.

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road in the City of Wilmington, County of New Castle, DE 19805 and its registered agent at such address is CORPORATE AGENTS, INC.

THIRD.   The purpose of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock of which this corporation is authorized to issue is:

         Fifty Million (50,000,000) shares with a par value of One Tenth of One Mil ($0.0001) per share, amounting to Five Thousand Dollars($5,000)

FIFTH.   The name and mailing address of the incorporator is as follows:

         Stacie Keffer
         Corporate Agents, Inc.
         1013 Centre Road
         Wilmington, DE 19805

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

IN WITNESS THEREOF, The Undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fifth day of May A.D. 1998.

                                          BY:    /s/ Stacie Keffer
                                                 -----------------
                                                 Stacie Keffer
                                                 Incorporator